                                            Filed Pursuant to Rule 424(b)(5)
                                            Registration No. 333-94221
PROSPECTUS SUPPLEMENT
--------------------------------
(To Prospectus dated January 24, 2000)

                                  CENTEX LOGO

                                  $400,000,000
                       SENIOR MEDIUM-TERM NOTES, SERIES C
                    SUBORDINATED MEDIUM-TERM NOTES, SERIES C
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                               CENTEX CORPORATION
                           2728 North Harwood Street
                              Dallas, Texas 75201
                                 (214) 981-5000
                     -------------------------------------

THE ISSUER:  Centex Corporation is a Nevada corporation.

TERMS: We plan to offer and sell senior and/or subordinated notes as a part of a medium-term note program. The terms of the notes offered in the program may include the following:

-   Ranking as senior or subordinated indebtedness of Centex

-   Stated maturities of nine months or more

- Redemption and/or repayment provisions, if applicable, whether mandatory or at the option of Centex or noteholders

- Minimum denominations of $1,000, except remarketed notes, that will be issued in minimum denominations of $100,000

-   Interest payments on fixed rate notes on each March 1 and September 1

- Interest payments on floating rate notes on a monthly, quarterly, semiannual or annual basis

-   Issuance at discounts to par. Discount notes may not bear any interest.
- Interest at fixed or floating rates. The floating interest rate may be based on one or more of the following indices plus or minus a spread or spread multiplier:

    +   CD rate
    +   CMT rate
    +   Commercial Paper rate
    +   Eleventh District Cost of Funds rate
    +   Federal Funds Rate
    +   LIBOR
    +   Prime rate
    +   Treasury rate

- Interest on remarketed notes at the initial interest rate for the initial interest rate period specified in the pricing supplement and thereafter at rates established as described herein

-   Book-entry or certificated form

         The final terms for each note, which may be different from the terms described in this prospectus supplement, will be specified in a pricing supplement.

         INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE S-2.
                     -------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

         We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents as agent using their reasonable efforts on our behalf. If we sell all the notes, we expect to receive proceeds of between $397,000,000 and $399,500,000, after paying the agent's discounts and commissions of between $500,000 and $3,000,000. We may also sell notes without the assistance of the agents (whether acting as principal or as agent).
                     -------------------------------------

Banc One Capital Markets, Inc.
            Banc of America Securities LLC
                         Chase Securities Inc.
                                    Credit Suisse First Boston
                                              Morgan Stanley Dean Witter
                                                      Warburg Dillon Read LLC
                     -------------------------------------
                                January 27, 2000

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
                                            Prospectus Supplement


CENTEX   .......................................................................................................S-1
         Home Building..........................................................................................S-1
         Investment Real Estate.................................................................................S-1
         Financial Services.....................................................................................S-1
         Construction Products..................................................................................S-1
         Contracting and Construction Services..................................................................S-1

RISK FACTORS....................................................................................................S-2

DESCRIPTION OF NOTES............................................................................................S-3
         Pricing and Other Supplements/Addendums................................................................S-3
         General  ..............................................................................................S-4
         Redemption or Repurchases..............................................................................S-5
         Certain Covenants......................................................................................S-6
         Legal Defeasance.......................................................................................S-7
         Covenant Defeasance....................................................................................S-8
         Interest ..............................................................................................S-8
         Discount Notes........................................................................................S-15
         Indexed Notes.........................................................................................S-16
         Amortizing Notes......................................................................................S-16
         Book-Entry Notes......................................................................................S-16
         Multi-Currency and Indexed Notes......................................................................S-19
         Remarketed Notes......................................................................................S-19

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS........................................................S-19
         U.S. Holders..........................................................................................S-20
         Non-U.S. Holders......................................................................................S-25
         Backup Withholding....................................................................................S-26

PLAN OF DISTRIBUTION...........................................................................................S-27

LEGAL OPINIONS.................................................................................................S-28

                                                 Prospectus

ABOUT THIS PROSPECTUS.............................................................................................2

CENTEX   .........................................................................................................2
         Home Building............................................................................................2
         Investment Real Estate...................................................................................2
         Financial Services.......................................................................................2
         Construction Products....................................................................................2
         Contracting and Construction Services....................................................................3

WHERE YOU CAN FIND MORE INFORMATION...............................................................................3

A WARNING ABOUT FORWARD-LOOKING STATEMENTS........................................................................3

USE OF PROCEEDS...................................................................................................4

SUMMARY OF SELECTED FINANCIAL DATA................................................................................4
         Selected Historical Financial Data.......................................................................4
         Ratio of Earnings to Fixed Charges.......................................................................5

DESCRIPTION OF DEBT SECURITIES....................................................................................6

         General Information About the Debt Securities............................................................7
         Covenants Included in the Indentures.....................................................................7
         Payment of Principal, Interest and Premium; Transfer of Securities.......................................8
         Specific Characteristics of Our Debt Securities..........................................................8
         Global Certificates......................................................................................9
         Events of Default.......................................................................................11
         Defeasance of Debt Securities...........................................................................12
         Consolidation, Merger or Sale of Centex.................................................................12
         Modification of the Indentures..........................................................................12
         Certificates and Opinions to be Furnished to Trustee....................................................13
         Report to Holders of Debt Securities....................................................................13
         The Trustee.............................................................................................13
         Ratings of Our Debt Securities by Rating Agencies.......................................................13
         Method for Calling Meetings of the Holders of Debt Securities...........................................14
         Governing Law...........................................................................................14
         Notices to Holders of Debt Securities...................................................................14

PLAN OF DISTRIBUTION.............................................................................................14
         Sale of Debt Securities by Agents.......................................................................14
         Sale of Debt Securities by Underwriters.................................................................14
         Direct Sales of Our Debt Securities.....................................................................14
         General Information About Our Plan of Distribution......................................................15

LEGAL OPINIONS...................................................................................................15

EXPERTS  ........................................................................................................15


     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                     CENTEX

     Through its various subsidiaries, Centex Corporation is one of the nation's largest home builders and general building contractors. We also provide retail mortgage lending services through various financial services subsidiaries. We currently operate in five principal business segments:

     o    Home Building;

     o    Investment Real Estate;

     o    Financial Services;

     o    Construction Products; and

     o    Contracting and Construction Services.

HOME BUILDING

     The Home Building business has expanded to include both Conventional Homes and Manufactured Homes.

     The Conventional Homes operations currently involve the construction and sale of single-family homes, town homes and low-rise condominiums and also include the purchase and development of land.

     In March 1997, we entered the Manufactured Homes business when we acquired approximately 80% of the predecessor of Cavco Industries, LLC. Manufactured Homes operations include the manufacture of quality residential and park model homes and their sale through company-owned retail outlets and a network of independent dealers.

INVESTMENT REAL ESTATE

     Investment Real Estate operations involve the acquisition, development and sale of land, and the development of industrial, office, retail and other commercial projects and apartment complexes.

FINANCIAL SERVICES

     Through our Financial Services operations, we offer financing of conventional and manufactured homes, home equity and sub-prime lending and the sale of title and other insurance coverages. These activities include mortgage origination and other related services for homes sold by our subsidiaries and by others.

CONSTRUCTION PRODUCTS

     Through our Construction Products operations, we also manufacture cement, gypsum wallboard and ready- mix concrete for distribution and sale. In April 1994, our construction products subsidiary, Centex Construction Products, Inc., completed an initial public offering of 51% of its common stock. Principally as a result of stock repurchases by Centex Construction Products, our ownership interest in Centex Construction Products has increased to 63.2% as of December 31, 1999.

CONTRACTING AND CONSTRUCTION SERVICES

     Contracting and Construction Services activities involve the construction of buildings for both private and government interests, including office, commercial and industrial buildings, hospitals, hotels, museums, libraries, airport facilities and educational facilities.

     Our principal executive office is located at 2728 N. Harwood Street, Dallas, Texas 75201, and our telephone number is (214) 981-5000.

                                  RISK FACTORS

     Your investment in the notes will include certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. Notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of the notes.

     INDEXED NOTES PRESENT RISKS NOT PRESENT IN CONVENTIONAL FIXED OR FLOATING RATE NOTES.

     If you invest in notes indexed to one or more interest rate, currency or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower, or no, amount of premium or interest. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

     IF YOU INVEST IN REDEEMABLE NOTES, WE MAY REDEEM YOUR NOTES WHEN INTEREST RATES ARE RELATIVELY LOW.

     If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, redeem your notes at times when interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes that we redeem.

     A TRADING MARKET FOR YOUR NOTES MAY NOT DEVELOP OR BE MAINTAINED.

     We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market. These factors include:

     o complexity and volatility of the index or formula applicable to the notes;

     o method of calculating the principal, premium and interest on the notes;

     o    time remaining to the maturity of the notes;

     o    outstanding amount of the notes;

     o    redemption features of the notes;

     o amount of other debt securities linked to the index or formula applicable to the notes; and

     o    level, direction and volatility of market interest rates generally.

     In addition, some notes may have a more limited trading market and may experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell these notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear these investment risks.

     IF YOU PURCHASE NOTES AT A DISCOUNT TO THEIR AGGREGATE PRINCIPAL AMOUNT AT MATURITY, YOU GENERALLY WILL BE REQUIRED TO INCLUDE AMOUNTS IN GROSS INCOME FOR FEDERAL INCOME TAX PURPOSES BEFORE YOU RECEIVE CASH PAYMENTS FOR THAT INCOME.

     Some of the notes may be issued at a discount from their aggregate principal amount at maturity. If you purchase those notes, you generally will be required to include amounts in gross income for federal income tax purposes before you receive cash payments on the notes equal to that income. See "Certain United States Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders of discount notes of the purchase, ownership, and disposition of discount notes.

     THE CREDIT RATINGS ASSIGNED TO THE MEDIUM-TERM NOTE PROGRAM MAY NOT REFLECT THE POSSIBLE IMPACT OF ALL RISKS ON YOUR NOTES AND THE MARKET VALUE OF YOUR NOTES MAY FLUCTUATE BECAUSE OF CHANGES IN THE RATINGS.

     The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of your notes. In addition, actual or anticipated changes in our credit ratings will generally affect the market value of your notes.

                              DESCRIPTION OF NOTES

     We may sell up to an aggregate of $400,000,000 of senior notes and/or subordinated notes under this prospectus supplement. We may reduce that amount in our discretion due to our sale of other securities covered by the prospectus.

     The senior notes will be issued under an indenture, dated as of October 1, 1998, as amended or modified from time to time, between us and Chase Bank of Texas, National Association, as trustee. The subordinated notes will be issued under an indenture, dated as of March 12, 1987, as amended or modified from time to time, between us and Chase Bank of Texas, National Association (successor to Texas Commerce Bank, National Association), as trustee. The indentures are subject to, and governed by, the Trust Indenture Act of 1939.

     The following description is a summary of the terms that apply to the notes, including the terms of the fixed rate notes and floating rate notes, the senior indenture, the subordinated indenture and other agreements. The description does not restate those documents. Please read these documents because they, and not this description, define your rights as holders of the notes. We have filed those agreements as exhibits to the registration statement of which this prospectus supplement and the attached prospectus are a part.

     In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity, redemption or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times, unless we say otherwise, are New York City time.

PRICING AND OTHER SUPPLEMENTS/ADDENDUMS

     The pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement will specify the interest rate or interest rate basis or bases, in addition to other relevant terms.

     The pricing or other supplements or addendums we may issue may add, update or change information contained in this supplement or the prospectus. For example, we might issue an addendum or supplement that explains the terms of indexed or multi-currency notes. The terms of any supplement or addendum, including the pricing supplement, will supersede the information in this prospectus supplement and the attached prospectus.

     It is important that you consider the information contained in the prospectus, this prospectus supplement, the pricing supplement and any other supplements or addendums applicable to the notes in making your investment decision.

     References in this prospectus supplement to the pricing supplement refer to the pricing supplement for those notes and not other pricing supplements. The pricing supplement will also indicate whether any other supplements or addendums are part of that offering.

GENERAL

     All senior debt securities, including the senior notes, will be our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

     All subordinated debt securities, including the subordinated notes, will be unsecured and will have a junior position to all of our senior debt as set forth under "Description of Debt Securities--Specific Characteristics of Our Debt Securities--Subordinated Debt Securities" in the attached prospectus. As of September 30, 1999, we had approximately $916.3 million principal amount of senior debt outstanding, including approximately $204.7 million due to our subsidiaries.

     Because we are a holding company that conducts all of our operations through our subsidiaries, holders of our debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. All of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of September 30, 1999, our subsidiaries had approximately $1.2 billion of outstanding debt. Moreover, our ability to pay principal and interest on our debt securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries. The indentures under which the debt securities are to be issued do not contain any limitation on our ability to incur additional debt or on our subsidiaries' ability to incur additional debt to us or to unaffiliated third parties. In addition, we borrow funds and lend funds to our subsidiaries from time to time to manage our working capital needs. Our indebtedness to our subsidiaries will rank equally in right of payment to our senior debt securities and senior in right of payment to our subordinated debt securities.

     The indentures do not limit the amount of debt securities that we may issue, and we may issue debt securities in one or more series up to the aggregate initial offering price authorized by us for each series. We may, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the indentures in addition to the $400,000,000 of notes authorized as of the date of this prospectus supplement.

     Our senior indenture includes restrictive covenants with respect to liens and the sale or lease of our assets. See "-- Certain Covenants." Our subordinated indenture does not include similar covenants.

     The notes are currently limited to up to $400,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies. Each note will have a stated maturity on a day nine months or more from the date the notes are issued. The principal may become due and payable prior to the maturity date stated in the applicable pricing supplement by the declaration of acceleration of maturity, notice of redemption at our option, notice of the holder's option to elect repayment or otherwise. Interest-bearing notes will either be fixed rate notes or floating rate notes, as specified in the pricing supplement related to the notes. We may also issue discount notes, indexed notes and amortizing notes.

     The notes may initially bear interest at a fixed rate or floating rate through the date set forth in the pricing supplement and for each interest rate period thereafter. Remarketed notes will bear interest at a fixed or floating rate and will have the terms as described in the applicable pricing supplement.

     Except as specified in a pricing supplement, the notes will be denominated in, and principal and interest payments will be made in United States dollars.

     Interest rates offered by us with respect to the notes may differ depending on, among other factors, the aggregate principal amount of notes purchased in any single transaction. We may also offer notes with different variable terms other than interest rates concurrently to different investors. We may change interest rates or formulas and other terms of the notes from time to time, but no change will affect any note previously issued or as to which we have accepted an offer to purchase.

     Except for remarketed notes, each note will be issued as a book-entry note represented by one or more fully registered global securities or as a fully registered certificated note. The minimum denominations of each note, other than a remarketed note, will be $1,000 and integral multiples of $1,000. Remarketed notes will be issued only as book-entry notes in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

     We will pay principal of, and premium and interest on, book-entry notes through the trustee to the depositary. See "--Book-Entry Notes." In the case of certificated notes, we will pay principal and premium due on the maturity date in immediately available funds when you present and surrender your note, and, in the case of any repayment on an optional repayment date, when you submit a duly completed election form in accordance with the provisions described below, at the office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee located at Chase Global Trust, 450 W. 33rd Street, 15th Floor, New York, New York 10001. We will pay any interest due on the maturity date of a certificated note to the person to whom payment of the principal and premium is made. We will pay interest by check mailed to the address of the holder in our security register. Notwithstanding the foregoing, a holder of $10,000,000 or more in aggregate principal amount of certificated notes, whether having identical or different terms and provisions, may receive interest payments on any interest payment date other than the maturity date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to that interest payment date. Wire transfer instructions received by the trustee shall remain in effect until revoked by the holder.

     As used in this prospectus supplement, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York or the City of Dallas. However, with respect to notes on which interest is calculated using the LIBOR rate, that day must also be a London business day. "London business day" means a day on which dealings in the designated LIBOR currency are transacted in the London interbank market.

     "Principal financial center" means the capital city of the country to which the designated LIBOR currency relates (or, in the case of the ECU, Luxembourg), except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Portuguese escudos, South African rand and Swiss francs, the "principal financial center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, London, Johannesburg and Zurich, respectively.

     Book-entry notes may be transferred or exchanged only through the depositary. See "--Book-Entry Notes." Holders of certificated notes can register the transfer or exchange of those notes at the office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee located at Chase Global Trust, 450 W. 33rd Street, 15th Floor, New York, New York 10001. No service charge will be made by us or the trustee for the registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that registration.

REDEMPTION OR REPURCHASES

     If we will have the right to redeem the notes, those provisions will be set forth in the pricing or another supplement. If so specified, we may redeem the notes on any date on and after the first date specified in the applicable pricing or another supplement in whole or from time to time in part. If the supplement does not provide for those terms, then the notes will not be redeemable.

     If you will have the right to cause us to repurchase the notes, those provisions will be set forth in a pricing or another supplement. If so specified, you may cause us to repurchase the notes on any date on and after the first date specified in the applicable pricing or other supplement in whole or from time to time in part. If you exercise the repayment option, you may not revoke the exercise. If the supplement does not provide for those terms, then you will not be able to cause us to repurchase the notes.

     Only the depositary may exercise the repayment option in respect of global securities representing book- entry notes. Accordingly, beneficial owners of global securities that desire to have all or any portion of the book- entry notes represented by those global securities repaid must instruct the participant through which they own their interest to direct the depositary to exercise the repayment option on their behalf. In order to ensure that the global security and election form are received by the trustee on a particular day, the beneficial owner must instruct the participant before the participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult the participants through which they own their interest. All instructions given to participants from beneficial owners of global securities relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer such beneficial owner's interest in the global security or securities representing the related book-entry notes, on the depositary's records, to the trustee. See "--Book-Entry Notes."

     We may at any time purchase notes at any price or prices in the open market. Notes that we purchase may, in our discretion, be held, resold or surrendered to the trustee for cancellation.

CERTAIN COVENANTS

     The following covenants apply only to the senior notes.

     Limitation on Liens. We will not and will not permit any of our subsidiaries, other than Centex Financial Services, Inc. and its subsidiaries, to issue, assume or guarantee any indebtedness for borrowed money if that borrowed money is secured by a mortgage, pledge, security interest, lien or other encumbrance (a "lien") on or with respect to any of our properties or assets or the assets or properties of our subsidiaries or on any shares of capital stock or other equity interests of any subsidiary that owns property or assets, other than Centex Financial Services, Inc. and its subsidiaries, whether, in each case, owned at the date of the senior indenture or thereafter acquired, unless:

     (a) we make effective a provision under which the senior notes of that series are secured equally and ratably with any and all borrowed money that we secure, or

     (b) the aggregate amount of all of our and our subsidiaries' secured borrowings, together with all attributable debt (as defined in the senior indenture) in respect of sale and lease-back transactions existing at that time, with the exception of transactions that are not subject to the limitation described in "Limitation on Sale and Lease-Back Transactions" below, would not exceed 20% of our and our subsidiaries consolidated net tangible assets (as defined in the senior indenture), as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders.

     The limitation described above will not apply to:

     (a) any lien existing on our properties or assets or shares of capital stock or other equity interests at the date of the senior indenture,

     (b) any lien created by a subsidiary in our favor or in favor of one of our wholly-owned subsidiaries,

     (c) any lien existing on any asset of any corporation or other entity, or on any accession or improvement to that asset or any proceeds from that asset or improvement, at the time that corporation or other entity becomes a subsidiary or at the time we or one of our subsidiaries merges or is consolidated with or into us or one of our subsidiaries,

     (d) any lien on any asset existing at the time that asset is acquired, or on any accession or improvement to that asset or any proceeds from that asset or improvement,

     (e) any lien on any asset, or on any accession or improvement to that asset or any proceeds from that asset or improvement, securing indebtedness we incur or assume for the purpose of financing all or any part of the cost of acquiring or improving that asset, if that lien attaches to that asset concurrently with or within 180 days after the acquisition or improvement of that asset,

     (f) any lien incurred in connection with pollution control, industrial revenue or any similar financing,

     (g) any refinancing, extension, renewal or replacement of any of the liens described above if the principal amount of the indebtedness secured is not increased and is not secured by any additional assets, or

     (h)  any lien imposed by law.

     Limitation on Sale and Lease-Back Transactions. Neither we nor any of our subsidiaries may enter into any arrangement with any person, other than with us, under which we or any of our subsidiaries lease any of our properties or assets, except for temporary leases for a term of not more than three years and except for sales and leases of model homes, if that property has been or is to be sold or transferred by us or any of our subsidiaries to that person (referred to in this prospectus supplement as a "sale and lease-back transaction").

     The limitation described above does not apply to any sale and lease-back transaction if:

     (a) our net proceeds or the net proceeds of our subsidiaries from the sale or transfer are equal to or exceed the fair value, as determined by our Board of Directors, Chairman of the Board, Vice Chairman, President or principal financial officer, of the property so leased,

     (b) we or any of our subsidiaries would be entitled to incur indebtedness secured by a lien on the property to be leased as described in "Limitation on Liens" above,

     (c) we, within 180 days of the effective date of any sale and lease-back transaction, apply an amount equal to the fair value of the property so leased to the retirement of our "funded indebtedness" (as defined in our senior indenture),

     (d) the sale and lease-back transaction relates to a sale which occurs within 180 days from the date of acquisition of that property by us or any of our subsidiaries or the date of the completion of construction or commencement of full operations on that property, whichever is later, or

     (e) the transaction was consummated prior to the date of the senior indenture.

LEGAL DEFEASANCE

     We will be discharged from our obligations on the notes of any series at any time if:

     (a) we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the note of the series, and

     (b) we deliver to the trustee an opinion of counsel stating that the federal income tax obligations of the holders of the notes of that series will not change as a result of our performing the action described above.

     If this happens, the holders of the notes of the series will not be entitled to the benefits of the indenture except for the registration of transfer and exchange of notes and the replacement of lost, stolen or mutilated notes.

COVENANT DEFEASANCE

     We will be discharged from our obligations under any restrictive covenant applicable to the notes of a particular series if we perform both actions described above under the heading "Legal Defeasance." However, if we cause an event of default apart from breaching a restrictive covenant, there may not be sufficient money or government obligations on deposit with the trustee to pay all amounts due on the notes of that series. In that instance, we would remain liable for these amounts.

INTEREST

     General

     Each note will bear interest from the date it is issued at the rate per year, in the case of a fixed rate note, or according to the interest rate formula set forth in the applicable pricing supplement, in the case of a floating rate note, until the principal is paid or the note is redeemed or repurchased. The interest rate paid will be the lower of the rate of the note or the highest lawful rate. Interest is either fixed or floating, or a combination of the two. Floating rate notes may be:

     o    regular floating rate notes;
     o    inverse floating rate notes; or
     o    floating rate/fixed rate notes.

Regular floating rate notes are described below. If the notes will be either of the other two types, we will describe those attributes in a pricing supplement.

     Payment of interest on the notes will include interest accrued from the date of issue to but excluding the maturity, repurchase or redemption date. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before the interest payment date. Interest payable at maturity, redemption or repurchase will be payable to the person to whom the principal is payable.

     Interest on the notes is generally payable on each interest payment date and on the date the note matures. The first payment of interest on any note originally issued between a record date and the related interest payment date will be made on the interest payment date after the next record date to the person in whose name the note is registered on the next record date.

     The record dates for fixed rate notes will be February 15, for interest paid on March 1, and August 15, for interest paid on September 1. The record date for floating rate notes will be 15 calendar days prior to each day interest is paid, whether or not that day is a business day.

     Fixed Rate Notes

     Interest on fixed rate notes will be designated in the pricing supplement. We will pay interest on March 1 and September 1 of each year and when the note matures or we redeem or repurchase the note. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     If any interest payment date or the maturity date falls on a day that is not a business day, we will pay the interest you are owed on the next business day and no additional interest will be paid for that delay.

     Floating Rate Notes

     Each floating rate note will have an interest rate formula, which may be based on the:

     o    CD rate;
     o    CMT rate;
     o    Commercial Paper rate;
     o    Eleventh District Cost of Funds rate;
     o    Federal Funds rate;
     o    LIBOR;
     o    Prime rate;
     o    Treasury rate;
     o    Another rate noted in a pricing supplement; or
     o    Any combination of rates if noted in a pricing supplement.

The pricing supplement will specify any other terms of each floating rate note being delivered.

     CALCULATION DATE. Floating interest rates will be calculated not later than the calculation date by the calculation agent. The calculation date for any interest determination date, described below, will be the earlier of:

     (a) 10 days after that interest determination date or the next business day if that tenth day is not a business day; or

     (b) the business day before the interest payment date or maturity, as applicable.

     TRUSTEE AND CALCULATION AGENT. Chase Bank of Texas, National Association will be the trustee and, unless otherwise specified in the pricing supplement, the calculation agent. The calculation agent will provide the current, and when known the next, interest rate effective for that period. Interest will be calculated on the earlier of:

     (a) the tenth calendar day after the interest determination date or, if that day is not a business day, the next business day; or

     (b) the business day immediately preceding the interest payment date or the maturity date.

     INITIAL INTEREST RATE. The initial interest rate or interest rate formula on each note until the first interest reset date, described below, will be indicated in the pricing supplement. Thereafter, the interest rate will be the rate determined as of the next interest determination date. Each time a new interest rate is determined, it will become effective on the next interest reset date.

     DATE OF INTEREST RATE CHANGES (THE INTEREST RESET DATE). The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semi-annually, or annually. The interest reset date will be stated in the pricing supplement.

     If any interest reset date is not a business day, then the interest reset date will be postponed to the next business day. For LIBOR notes, however, if the next business day is in the next calendar month, the interest reset date will be the immediately preceding business day. If, in the case of a Treasury rate note, an interest reset date falls on a day on which the Treasury auctions Treasury Bills, then the interest reset date will instead be the first business day immediately following the auction.

     WHEN INTEREST IS DETERMINED (THE INTEREST DETERMINATION DATE). The interest determination date for CD, CMT, Commercial Paper, Federal Funds and Prime rate notes is the second business day before the interest reset date.

     The interest determination date for LIBOR notes is the second London business day before the interest reset date.

     The interest determination date for Treasury rate notes will be the day of the week in which the interest reset date falls on which treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. The auction, however, may be held on the preceding Friday. If so, that Friday will be the interest determination date for the interest reset date occurring in the next week. If an auction date falls on any interest reset date then the interest reset date will instead be the first business day following the auction date.

     The interest determination date for Eleventh District rate notes is the last working day of the month just before the interest reset date in which the Federal Home Loan Bank of San Francisco publishes the relevant index noted below under "Interest Rate Formulas -- Eleventh District Cost of Funds Rate."

     A floating rate note may also have either or both a maximum or minimum interest rate that may accrue during any period in which interest is earned. The interest rate on floating rate notes will never be higher than the maximum rate permitted by Texas law, as the same may be modified by United States law of general application.

     WHEN INTEREST IS PAID (THE INTEREST PAYMENT DATE). We will pay interest on the dates stated in the pricing supplement. If interest is payable on a day that is not a business day, payment will be postponed to the next business day and will include interest through that date. For LIBOR notes, however, if the next business day is in the next calendar month, interest will be paid on the preceding business day. If the maturity, repayment or redemption date is not a business day, interest will be paid on the next business day for all types of notes, and no interest will accrue after the maturity, repayment or redemption date.

     ROUNDING. All percentages resulting from any calculation on floating rate notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)). All amounts used in or resulting from that calculation will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

     DETERMINING THE AMOUNT OF INTEREST. The interest payable will be the amount of interest accrued from and including the date of issue or the most recent date on which interest has been paid, to, but excluding, the interest payment date or the date the note matures, as applicable. If the interest payment date is also a day that principal is due, the interest payable will include interest accrued to, but will exclude, the date of maturity, redemption or repurchase.

     The accrued interest for any period is calculated by multiplying the principal amount of the note by an accrued interest factor. The accrued interest factor is computed by adding the interest factors calculated for each day in the period to the date for which accrued interest is being calculated. The interest factor, expressed as a decimal rounded upwards if necessary, as described below, is computed by dividing the interest rate, expressed as a decimal rounded upwards if necessary, applicable to that date by 360, unless the notes are Treasury rate notes or CMT rate notes, in which case it will be divided by the actual number of days in the year.

     Interest Rate Formulas

     CD RATE. Each CD rate note will bear interest at the rate, calculated with reference to the CD rate and the spread and/or spread multiplier, if any, specified in the note and pricing supplement. The CD rate means for the interest determination date the rate for negotiable United States dollar certificates of deposit having the index maturity specified in the pricing supplement as published in H.15(519) under the heading "CDS (secondary market)", or if the CD rate is not published by 3:00 P.M., New York City time, on the date on which interest is to be calculated, the rate on such interest determination date for negotiable United States dollar certificates of deposit of the index maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the rate, under the caption "CDS (secondary market)."

     If the CD rate is not published as provided above by 3:00 P.M. on the related calculation date, then the CD rate on such interest determination date will be calculated by the calculation agent and will be the average of the secondary market offered rates as of 10:00 A.M., New York City time, by 3:00 P.M. on the related calculation date of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the pricing supplement in an amount that is representative for a single transaction in that market at that time. However, if the dealers selected by the calculation agent are not quoting as provided above, the CD rate will be the CD rate in effect on the immediately prior interest reset period.

     "H.15(519)" means the weekly statistical release or any successor publication published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

     CMT RATE. Each CMT rate note will bear interest at the rate, calculated with reference to the CMT rate and the spread and/or spread multiplier, if any, specified in the note and pricing supplement. The CMT rate means, for an interest determination date, the rate displayed on the designated CMT telerate page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the designated CMT maturity index for:

     o if the designated CMT telerate page is 7051, the rate on that interest determination date, and

     o if the designated CMT telerate page is 7052, the weekly or monthly average, as specified in the pricing supplement, for the week or the month, as applicable, ended just before the week or the month, as applicable, containing the interest determination date.

     If the CMT rate cannot be set as described above, the calculation agent will use the following methods:

     If that rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 P.M. on the related calculation date, then the CMT rate for that interest determination date will be the treasury constant maturity rate for the designated index maturity as published in the relevant H.15(519).

     If that rate is no longer published or is not published by 3:00 P.M. on the related calculation date, then the CMT rate for that interest determination date will be the treasury constant maturity rate (or other United States Treasury rate) for the designated index maturity for that interest determination date then published by either the Federal Reserve Board or the United States Department of the Treasury that the calculation agent determines is comparable to the rate formerly displayed on the designated CMT telerate page and published in the relevant H.15(519).

     If that information is not provided by 3:00 P.M. on the related calculation date, then the CMT rate for that interest determination date will be calculated as a yield to maturity, based on the average of the secondary market offered rates as of approximately 3:30 P.M. on that interest determination date reported, according to their written records, by three leading primary United States government securities dealers (each, a "reference dealer") in New York selected by the calculation agent. They will be selected from five reference dealers.

     The calculation agent will eliminate the highest and lowest quotations (or, in the event of equality, one of the highest and/or lowest, as applicable) for the most recently issued direct noncallable fixed rate obligations of the United States ("treasury notes") with an original maturity approximating the designated index maturity and a remaining term to maturity of not less than the index maturity minus one year.

     If the calculation agent cannot obtain three qualified treasury note quotations, the CMT rate for that interest determination date will be calculated as a yield to maturity based on the average of the secondary market offered prices as of approximately 3:30 P.M. on that interest determination date of three reference dealers in New York selected by the calculation agent (using the same method described above for treasury notes) for treasury notes with an original maturity of the number of years that is the next highest to the designated index maturity with a remaining term to maturity closest to the designated index maturity and in an amount of at least $100 million.

     If three or four, and not five, of the reference dealers are quoting as described above, the CMT rate will be based on the average of the offered rates obtained and neither the highest nor the lowest of those quotes will be eliminated.

     If fewer than three reference dealers are quoting as described above, the CMT rate will be the same as that in effect for the immediately prior interest reset period.

     Finally, if two treasury notes with an original maturity as described in the last sentence have remaining terms to maturity equally close to the designated index maturity, the quotes for the treasury note with the shorter remaining term to maturity will be used.

     "Designated CMT telerate page" means the display on Bridge Telerate, Inc., or any successor service, on the page specified in the pricing supplement for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or, if no page is specified in the pricing supplement, page 7052.

     "Designated CMT maturity index" means the original period to maturity of the U.S. Treasury securities, either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in the pricing supplement, by which the CMT rate will be calculated or, if no maturity is specified in the pricing supplement, 2 years.

     COMMERCIAL PAPER RATE. Each Commercial Paper rate note will bear interest at the rate, calculated with reference to the Commercial Paper rate and the spread and/or spread multiplier, if any, specified in the note and pricing supplement.

     "Commercial Paper rate" means, for an interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement and as published in H.15(519) under the heading "Commercial Paper - Nonfinancial" or, if that rate is not published in H.15(519) by 3:00 P.M. on the related calculation date, then the Commercial Paper rate will be the money market yield of the rate on that interest determination date for commercial paper having the index maturity specified in the applicable pricing supplement and as published in H.15 Daily Update under the heading "Commercial Paper -- Nonfinancial" or another recognized electronic source.

     If the rate is not published in H.15 Daily Update or any other recognized electronic source by 3:00 P.M. on the related calculation date, the Commercial Paper rate for that interest determination date will be the money market yield of the average of the offered rates, as of 11:00 A.M., New York City time, of three leading dealers of commercial paper in New York City selected by the calculation agent. The offered rates will be for commercial paper having the index maturity specified in the applicable pricing supplement placed for industrial issuers the bond rating of which is "Aa," or the equivalent, from a nationally recognized rating agency.

     Finally, if fewer than three dealers are quoting as mentioned, the Commercial Paper rate of interest will be the same as that for the immediately prior interest reset period.

     The "money market yield" will be a yield calculated in accordance with the following formula:

                                        D x 360
     money market yield   =       ------------------      x 100
                                    360 - (D x M)

where "D" refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the applicable interest reset period.

     ELEVENTH DISTRICT COST OF FUNDS RATE. Eleventh District rate notes will bear interest at the rates, calculated with reference to the Eleventh District rate and the spread and/or spread multiplier, if any, specified in the note and pricing supplement.

     The Eleventh District rate means for an interest determination date the rate equal to the monthly weighted average cost of funds for the calendar month ending before that date set forth under the caption "11th District" of Telerate Page 7058 as of 11:00 A.M. San Francisco time on the interest determination date.

     If the rate cannot be set as described above, the calculation agent will use the following methods:

     (a) The rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced by the Eleventh Federal Home Loan Bank District of San Francisco as the cost of funds for the calender month ending before the date of that announcement.

     (b) If the Eleventh Federal Home Loan Bank District of San Francisco fails to announce that rate as noted above, the Eleventh District rate will be the Eleventh District rate in effect for the immediately prior interest reset period.

     FEDERAL FUNDS RATE. Each Federal Funds rate note will bear interest at the rate, calculated with reference to the Federal Funds rate and the spread and/or spread multiplier, if any, specified in the note and pricing supplement.

     "Federal Funds rate" means for an interest determination date, the rate on that date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", as that rate is displayed on Bridge Telerate, Inc., or any successor service, on page 120 ("Telerate Page 120") or, if that rate does not appear or is not published in H.15(519) prior to 3:00 P.M. on the related calculation date, then the Federal Funds rate will be the rate on the interest determination date for United States dollar federal funds as published in H.15 Daily Update under the heading "Federal Funds (Effective)" or another recognized electronic source.

     If that rate is not published in H.15 Daily Update or any other recognized electronic source by 3:00 P.M. on the calculation date, the Federal Funds rate for the interest determination date will be the average of the rates, as of 9:00 A.M. on that date, for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in New York selected by the calculation agent.

     Finally, if the brokers selected are not quoting as described above, the Federal Funds rate of interest will be the same as that in effect for the immediately prior interest reset period.

     LIBOR. Each LIBOR note will bear interest at the rate, calculated with reference to LIBOR and the spread and/or spread multiplier, if any, specified in the note and pricing supplement.

     LIBOR will be determined by the calculation agent as follows:

     (a) For an interest determination date, LIBOR will be determined as specified in the pricing supplement by either:

          (1) if "LIBOR Telerate" is specified in the pricing supplement, the rate for deposits in the applicable currency having the index maturity specified in the pricing supplement and beginning on the interest reset date that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that date; or

          (2) if "LIBOR Reuters" is specified in the pricing supplement, the average of the offered rates for deposits in the applicable currency having the index maturity specified in the pricing supplement and beginning on the interest reset date that appear on the Reuters Screen LIBOR Page as of 11:00 A.M., London time, on that date, if at least two offered rates appear on the Reuters Screen LIBOR Page.

     If the pricing supplement does not specify either the Reuters Screen LIBOR Page or Telerate Page 3750, LIBOR will be determined as set forth in clause
(a)(1) above.

     (b) In the case where (1) above applies, if no rate appears on the Telerate Page 3750, or, in the case where (2) above applies, if fewer than two offered rates appear on the Reuters Screen LIBOR Page, LIBOR for that date will be determined as follows:

          (1) LIBOR will be determined based on the rates at approximately 11:00 A.M., London time, on that interest determination date at which deposits in the applicable currency for the period of the index maturity specified in the pricing supplement, commencing on the interest reset date, and in a principal amount that is representative for a single transaction in that market at the time (a "representative amount") are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent. The calculation agent will request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that date will be the average of those quotations.

          (2) If fewer than two quotations are provided, LIBOR for that date will be the average of the rates quoted at approximately 11:00 A.M., in the principal financial center of the applicable currency, on that date by three major banks in that principal financial center selected by the calculation agent for loans in the applicable currency to leading European banks having the index maturity specified in the pricing supplement and in a principal amount that is representative for a single transaction in the applicable currency in that market at the time.

          (3) Finally, if the banks noted in (2) are not quoting as mentioned, the rate of interest will be the same as that in effect for the immediately prior interest reset period.

     PRIME RATE. Each Prime rate note will bear interest at the rate, calculated with reference to the Prime rate and the spread and/or spread multiplier, if any, specified in the note and in the pricing supplement.

     "Prime rate" means, with respect to an interest determination date, the rate set forth on that date in H.15(519) under the heading "Bank Prime Loan." If that rate is not published by 3:00 P.M., New York City time, on the related calculation date the rate shall be the rate on the interest determination date as published in H.15 Daily Update or any other recognized electronic source used for the purpose of displaying that rate under the caption "Bank Prime Loan."

     The following procedures will occur if the rate cannot be set as described above:

     (a) The Prime rate will be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page as its prime rate or base lending rate as of 11:00 A.M. on that interest determination date.

     (b) If fewer than four rates appear on the Reuters Screen USPRIME1 Page, the Prime rate will be the average of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on the interest determination date by four major money center banks in New York selected by the calculation agent.

     (c) If fewer than four quotations are so provided, the Prime rate will be the average of four prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on the interest determination date as furnished by the major money center banks in New York, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies selected by the calculation agent that are organized and doing business under the laws of the United States, or any state thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by a federal or state authority to provide the rate or rates.

     (d) Finally, if the banks and substitutes are not quoting as mentioned above, the prime rate for such interest determination date will be the same as that in effect for the immediately prior interest reset period.

     "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service, or any successor service, on the "USPRIME1" page, or any other page that may replace the USPRIME1 page on that service, for the purpose of displaying prime rates or base lending rates of major United States banks.

     TREASURY RATE. Each Treasury rate note will bear interest at the rate, calculated with reference to the Treasury rate and the spread and/or spread multiplier, if any, specified in the note and in the pricing supplement.

     "Treasury rate" means for an interest determination date, the rate from the most recent auction held on the interest determination date of direct obligations of the United States ("treasury bills") having the index maturity specified in the pricing supplement as published under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc., or any successor service, on page 56 ("Telerate Page 56") or page 57 ("Telerate Page 57") or, if not so published by 3:00 P.M., New York City time, on the related calculation date, the auction average rate of the treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis), as otherwise announced by the United States Department of the Treasury.

     If the Treasury rate cannot be determined as provided above, the Treasury rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on the interest determination date of treasury bills having the index maturity specified in the pricing supplement as published in H.15(519) under the caption "U.S. Government Securities/ Treasury Bills/Auction High" or, if not yet published by 3:00 P.M., New York City time, on the related calculation date, the rate on the interest determination date of the treasury bills as published in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the Treasury rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High."

     If the Treasury rate is not published as provided above, then the Treasury rate will be calculated by the calculation agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the interest determination date, of three leading primary United States government securities dealers selected by the calculation agent, for the issue of treasury bills with a remaining maturity closest to the index maturity specified in the pricing supplement. However, if the dealers are not quoting as mentioned, the rate of interest will be the same as that in effect for the immediately prior interest reset period.

DISCOUNT NOTES

     We may from time to time offer original issue discount notes. The pricing supplement applicable to the original issue discount notes may provide that holders of those notes will not receive periodic payments of interest. For purposes of determining whether holders of the requisite principal amount of notes outstanding under the indentures have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of the original issue discount notes shall be deemed to be the amount of the principal that would be due and payable upon declaration of acceleration of the stated maturity of those notes as of the date of the determination.
See "--General."

     "Original issue discount note" means:

     o a note that has a "stated redemption price at maturity" that exceeds its "issue price," each as defined for U.S. federal income tax purposes, by at least 0.25% of its stated redemption price at maturity multiplied by the number of complete years from the original issue date to the stated maturity for the note or, in the case of a note that provides for payment of any amount other than the qualified stated interest prior to maturity, the weighted average maturity of the note; and

     o any other note designated by us as issued with original issue discount for U.S. federal income tax purposes.

INDEXED NOTES

     We may from time to time offer notes with the principal amount and/or interest to be determined with reference to certain indices, including the price or prices of specified commodities or stocks, or the exchange rate of one or more designated currencies relative to an indexed currency or to other items. In some cases, holders of these indexed notes may receive a principal payment on the maturity date that is greater than or less than the principal amount of the indexed notes depending upon the relative value on the maturity date of the specified indexed item. We will provide you with information in a pricing supplement as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable on the indexed notes, any historical information relating to the specified indexed item and any material tax considerations associated with an investment in the indexed notes. See also "Risk Factors."

AMORTIZING NOTES

     We may offer notes with the principal and interest payable in installments over the term of notes. Interest on each of these amortizing notes will be calculated on the basis of a 360-day year of twelve 30-day months. Payments with respect to amortizing notes will be applied first to interest and then to principal. We will provide you with a table that sets forth repayment information relating to each amortizing note in the applicable pricing supplement.

BOOK-ENTRY NOTES

     We have established a depositary arrangement with The Depository Trust Company for the book-entry notes. Any additional or differing terms of the depositary arrangement for the book-entry notes will be described in the applicable pricing supplement.

     When issued, all book-entry notes of like tenor and terms up to $200,000,000 aggregate principal amount will be represented by a single global security. Each global security representing book-entry notes will be deposited with, or on behalf of, the depositary and will be registered in the name of the depositary or a nominee of the depositary. No global security may be transferred except as a whole by a nominee of the depositary to the depositary or to another nominee of the depositary, or by the depositary or its nominee to a successor of the depositary or a nominee of that successor.

     So long as the depositary or its nominee is the registered owner of a global security, the depositary or its nominee, as the case may be, will be the sole holder of the book-entry notes represented by the book-entry notes for all purposes under the indentures. Except as provided below, the beneficial owners of the global security or securities representing book-entry notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders of certificate notes for any purpose under the indentures, and no global security representing book-entry notes shall be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if that beneficial owner is not a participant, on the procedures of the participant through which that beneficial owner owns its interest in order to exercise any rights of a holder under the global security or the indentures. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in a global security representing book-entry notes.

     Each global security representing book-entry notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if:

     o the depositary notifies us that it is unwilling or unable to continue as depositary for the global securities or we become aware that the depositary has ceased to be a clearing agency registered under the Exchange Act and, in any case, we have not appointed a successor to the depositary within 60 calendar days thereafter;

     o we determine, in our sole discretion, that the global securities will be exchangeable for certificated notes; or

     o an event of default shall have occurred and be continuing with respect to the notes under the indentures.

     If this type of exchange occurs, the certificated notes will be registered in the names of the beneficial owners of the global security or securities representing the book-entry notes. The names of the beneficial owners will be provided by the depositary's relevant participants, as identified by the depositary, to the trustee.

     The following is based on information furnished by the depositary:

          The depositary will act as securities depository for the book-entry notes. The book-entry notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary's partnership nominee. One fully registered global security will be issued for each issue of book-entry notes, each in the aggregate principal amount of that issue, and will be deposited with the depositary.

          The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants' accounts, which eliminates the need for physical movement of securities certificates. Direct participants of the depositary include securities brokers and dealers (including the agents), banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

          Purchases of book-entry notes under the depositary's system must be made by or through direct participants, which will receive a credit for those book-entry notes on the depositary's records. The ownership interest of each actual purchaser of each book-entry note represented by a global security ("beneficial owner") is in turn to be recorded on the records of the direct participants and the indirect participants. Beneficial owners will not receive written confirmation from the depositary of their purchase, but they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or the indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing book-entry notes are to be accomplished by entries made on the books of the participants acting on behalf of the beneficial owners. Beneficial owners of a global security representing book-entry notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for the book-entry notes is discontinued.

          To facilitate subsequent transfers, all global securities representing book-entry notes which are deposited with, or on behalf of, the depositary are registered in the name of the depositary's nominee, Cede & Co. The deposit of global securities with, or on behalf of, the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the global securities representing the book-entry notes; the depositary's records reflect only the identity of the direct participants to whose accounts the book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither the depositary nor Cede & Co. will consent or vote with respect to the global securities representing the book-entry notes. Under its usual procedures, the depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the applicable record date.

          Principal, premium, if any, and/or interest, if any, payments on the global securities representing the book-entry notes will be made in immediately available funds to the depositary. The depositary's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participant and not of the depositary, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the depositary is our responsibility and that of the trustee, disbursement of such payments to direct participants shall be the responsibility of the depositary, and disbursement of those payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

          If applicable, redemption notices shall be sent to Cede & Co. If less than all of the book-entry notes of like tenor and terms are being redeemed, the depositary's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

          A beneficial owner shall give notice of any option to elect to have its book-entry notes repaid by us, through its participant, to the trustee, and shall effect delivery of such book-entry notes by causing the direct participant to transfer the participant's interest in the global security or securities representing such book-entry notes, on the depositary's records, to the trustee. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such book-entry notes are transferred by direct participants on the depositary's records.

          The depositary may discontinue providing its services as securities depository with respect to the book-entry notes at any time by giving us and the trustee reasonable notice. Under these circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

          We may decide to discontinue use of the system of book-entry transfers through the depositary, or a successor securities depository. In that event, certificated notes will be printed and delivered.

     According to the depositary, the foregoing information with respect to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     The information in this section concerning the depositary and the depositary's system has been obtained from sources that we believe to be reliable, but neither we nor any agent takes any responsibility for the accuracy of the information.

MULTI-CURRENCY AND INDEXED NOTES

     If we denominate any note in a currency other than in U.S. dollars, certain provisions will be set forth in a foreign currency prospectus supplement (a "multi-currency and indexed note prospectus supplement") and related pricing supplement, which will specify the currency or currencies, including composite currencies and the euro, in which the principal, premium, if any, and interest, if any, with respect to the note are to be paid, along with any other terms relating to the non-U.S. dollar denomination.

     We may also issue the notes with the principal amount payable at maturity to be determined with reference to the exchange rate of a specified currency relative to an indexed currency, each as set forth in the multi-currency and indexed note prospectus supplement and an applicable pricing supplement. Holders of these notes may receive a principal amount at maturity, or upon redemption or repayment, if applicable, that is greater than or less than the face amount of the note depending on the relative value at maturity of the specified currency compared to the indexed currency. Information as to the method for determining the principal amount payable at maturity, or upon redemption or repayment, if applicable, the relative value of the specified currency compared to the applicable indexed currency and certain additional risks and tax considerations associated with investment in indexed notes will be set forth in the multi-currency and indexed note prospectus supplement.

REMARKETED NOTES

     If we issue notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the notes including:

          o    interest rate,
          o    record date,
          o    remarketing provisions,
          o    our right to redeem notes,
          o    the holders' right to tender notes, and
          o    any other provisions.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders who elect to mark to market, persons holding notes as a hedge, as a position in a "straddle" or as part of an integrated transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for United States federal income tax purposes

     o    a citizen or resident of the United States;

     o a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable treasury regulations);

     o an estate whose income is subject to United States federal income tax regardless of its source;

     o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

     o any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding clause, to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be so treated also shall be considered U.S. Holders.

     As used herein, the term "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

U.S. HOLDERS

     PAYMENTS OF INTEREST. Except as provided below, payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time those payments are accrued or are received (in accordance with the U.S. Holder's method of tax accounting for interest).

     ORIGINAL ISSUE DISCOUNT NOTES. The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount. Original issue discount notes generally will include notes issued at a discount other than those with a fixed maturity of one year or less and, depending on their maturity dates and payment terms, may include fixed rate notes, amortizing notes and remarketed notes. The following summary is based upon treasury regulations ("OID Regulations") under the original issue discount provisions of the Code as in effect on the date of this prospectus supplement.

     For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such note). Unless issued at a discount, remarketed notes will not be considered original issue discount notes. For purposes of determining whether remarketed notes are issued with original issue discount that exceeds the de minimis amount, although the matter is not free from doubt, we intend to treat remarketed notes as maturing at the end of the initial interest rate period. The "issue price" of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold to the public for money, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The "stated redemption price at maturity" of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such note or any "true" discount on such note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a note are taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's method of tax accounting for interest). A U.S. Holder of an original issue discount note, other than notes with a fixed maturity of one year or less, must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an original issue discount note is the sum of the daily portions of original issue discount with respect to such original issue discount note for each day during the taxable year, or portion of the taxable year, on which the U.S. Holder held the original issue discount note. The "daily portion" of original issue discount on any original issue discount note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the original issue discount note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between

     o the product of the original issue discount note's adjusted issue price at the beginning of the accrual period and its yield to maturity which is to be determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period; and

     o the amount of any qualified stated interest payments allocable to that accrual period.

     The "adjusted issue price" of an original issue discount note at the beginning of any accrual period is the sum of the issue price of the original issue discount note plus the amount of original issue discount allocable to all prior accrual periods (disregarding any reduction on account of acquisition premium, described below) minus the amount of any prior payments on the original issue discount note that were not qualified stated interest payments. The "yield to maturity" of an original issue discount note is the interest rate that, when used in computing the present value of all payments to be made on such note, produces an amount equal to the issue price of the original issue discount note. Solely for purposes of calculating the accrual of original issue discount, remarketed notes will be treated as maturing on the last day of the initial interest rate period for an amount equal to the reset value and reissued on the following day for an amount equal to the reset value. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases an original issue discount note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the original issue discount note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the original issue discount note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. holder must include in its gross income with respect to such original issue discount note for any taxable year, or portion thereof in which the U.S. Holder holds the original issue discount note, will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     VARIABLE NOTES. Under the OID Regulations, floating rate notes and indexed notes ("variable notes") are subject to special rules whereby any such note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the variable note by more than a specified minimum amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of:

     o    one or more qualified floating rates;

     o    a single fixed rate and one or more qualified floating rates;

     o    a single objective rate; or

     o a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the variable note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the variable note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the variable note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but is subject to one or more restrictions such as a maximum stated interest rate (i.e., a cap) or a minimum stated interest rate (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the note or certain other exceptions are satisfied. An "objective rate" is a rate that is not itself a qualified floating rate but is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a variable note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the variable note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a variable note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term of the note qualifies as a "variable rate debt instrument" under the OID Regulations and if the interest on that note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the note will constitute qualified stated interest and will be taxed accordingly. Thus, a variable note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the variable note is issued at a "true" discount (i.e., at a price below the note's stated principal amount) in excess of a specified minimum amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a variable note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to:

     o in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate; or

     o in the case of an objective rate, other than a qualified inverse floating rates, a fixed rate that reflects the yield that is reasonably expected for the variable note. The qualified stated interest allocable to an accrual period is increased or decreased if the interest actually paid during an accrual period exceeds or is less than the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     In general, any other variable note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the variable note. The OID Regulations generally require that such a variable note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the variable note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the variable note's issue date. Any objective rate, other than a qualified inverse floating rate, provided for under the terms of the variable note is converted into a fixed rate that reflects the yield that is reasonably expected for the variable note. In the case of a variable note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate, or a qualified inverse floating rate, if the variable note provides for a qualified inverse floating rate. Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the variable note as of the variable note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the variable note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the variable note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the variable note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the variable note during the accrual period.

     If a variable note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the variable note would be treated as a contingent payment debt obligation. Final regulations concerning the proper United States federal income tax treatment of contingent payment debt instruments (the "CPDI Regulations") generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule, whether or not the amount of any payment is fixed or determinable in the taxable year. If the amount of a contingent interest payment is not equal to the projected amount, an adjustment to income at the time of the payment must be made to reflect the difference. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of contingent payment debt instruments that have contingent payments remaining on their projected payment schedule will be treated as ordinary interest income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The proper United States federal income tax treatment of variable notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement.

     SHORT-TERM NOTES

     Short-Term notes are notes with a fixed maturity of one year or less. Short-Term notes will be treated as having been issued with original issued discount. A U.S. Holder of a Short-Term note that uses the cash method of accounting generally is not required to accrue original issue discount for United States federal income tax purposes unless the holder elects to do so for all Short-Term notes acquired on or after the first day of the first tax year to which such election applies. U.S. Holders who make such an election, U.S. Holders who report income for United States federal income tax purposes on an accrual method and certain other U.S. Holders, including banks and dealers in securities, are required to include original issue discount in income on Short-Term notes as it accrues on a straightline basis, unless an election is made with respect to a particular obligation to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of such a taxpayer, original issue discount is determined by including all payments due on the instrument, including payments of stated interest, in the stated redemption price at maturity.

     In the case of a U.S. Holder who is not required, and does not elect, to include the original issue discount in income currently, stated interest generally will be taxable at the time it is received and any gain realized on the sale, exchange or retirement of the Short-Term note will be ordinary income to the extent of the original issue discount accrued on a straightline basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such holders will be required to defer deductions for all or a portion of any interest paid on indebtedness incurred or continued to purchase or carry Short-Term notes in an amount not exceeding the sum of the accrued original issue discount not previously included in income and the amount of any interest not included in original issue discount that accrues during the tax year while the taxpayer held the obligation but that is not included in the taxpayer's income by reason of the taxpayer's method of accounting.

     MARKET DISCOUNT. If a U.S. Holder purchases a note, other than an original issue discount note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an original issue discount note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such note at a "market discount," unless such market discount is less than a specified minimum amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an original issue discount note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

     o    the amount of such payment or realized gain; or

     o the market discount which has not previously been included in income and is treated as having accrued on the note at the time of the payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder elects to accrue market discount on the basis of a constant interest rate.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest rate basis, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     PREMIUM. If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS.

     DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal such U.S. Holder's initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable note premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note is held for more than twelve months. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

     Certain notes may be redeemable at our option prior to their stated maturity (a "call option") and/or may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing these features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

     Holders of remarketed notes who tender their notes automatically on an interest rate adjustment date and who repurchase their notes in the remarketing should consult their own tax advisors regarding the tax consequences of the tender and the repurchase.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable note premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

     Any other special United States federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.

NON-U.S. HOLDERS

     A non-U.S. Holder generally will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest, including original issue discount, if any, on a note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of Centex, a controlled foreign corporation related to us or a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "withholding agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

     o is signed by the beneficial owner of the note under penalties of perjury;

     o    certifies that such owner is not a U.S. Holder; and

     o    provides the name and address of the beneficial owner.

     The statement should be made on an IRS Form W-8 BEN or a substantially similar form, and the beneficial owner must inform the withholding agent of any change in the information on the statement within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the withholding agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 BEN or the substitute form provided by the beneficial owner to the organization or institution.

     A non-U.S. Holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30%, or a reduced rate under an applicable treaty, unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally. Effectively connected interest received by a corporate non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or, if applicable, a lower treaty rate. Such effectively connected interest is not subject to withholding tax if the non-U.S. Holder delivers to the payor a withholding certificate stating that the income is effectively connected with a U.S. trade or business.

     Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "new withholding regulations") and providing alternative methods for establishing exemptions from withholding on payments to foreign persons were issued by the Treasury Department on October 6, 1997. The new withholding regulations will generally be effective for payments made after December 31, 2000 (as recently extended), subject to certain transition rules. Prospective non-U.S. Holders are strongly urged to consult their own tax advisors with respect to the new withholding regulations.

     Generally, a non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder or in the case of an individual, such individual is not present in the United States for 183 days or more. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The notes will not be includable in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of Centex Corporation or, at the time of such individual's death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

     Non-U.S. Holders should consult applicable income tax treaties, which may include different rules, subject to compliance with certain requirements to document entitlement to treaty benefits.

BACKUP WITHHOLDING

     Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a note to, or through, a broker, the broker must withhold 31% of the entire purchase price, unless either:

     o the broker determines that the seller is a corporation or other exempt recipient; or

     o the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder and certain other conditions are met.

Such a sale must also be reported by the broker to the IRS, unless either:

     o    the broker determines that the seller is an exempt recipient; or

     o the seller certifies its non-U.S. status and certain other conditions are met.

Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     We will offer the notes on a continuing basis for sale to or through the following agents:

     o    Banc One Capital Markets, Inc.
     o    Banc of America Securities LLC
     o    Chase Securities Inc.
     o    Credit Suisse First Boston Corporation
     o    Morgan Stanley & Co. Incorporated
     o    Warburg Dillon Read LLC

     The agents may purchase the notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the agents or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. If agreed to by us and a particular agent, that agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of the principal amount, unless otherwise specified in a pricing supplement. We will pay a commission to the agent, ranging from .125% to
 .750% of the principal amount of each note, depending upon its stated maturity, or initial interest rate period, in the case of remarketed notes, sold through that agent. We will negotiate the commissions to be paid by us to the agents with respect to notes with stated maturities, or an initial interest rate period, in the case of remarketed notes, in excess of 30 years that the agents sell on our behalf.

     Unless otherwise stated in the applicable pricing supplement, any note we sell to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount of the note less a percentage of the principal amount equal to the commission applicable to an agency sale of a note of identical maturity. The agent may sell notes it purchases from us as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with the purchase. The agent may allow, and the dealers may reallow, a discount to other dealers. After the initial offering of the notes, the offering price, in the case of the notes to be resold on a fixed offering price basis, the concession and the reallowance may be changed.

     We reserve the right to withdraw, cancel or modify the offer made hereby without notice and we can reject offers in whole or in part, whether placed directly with us or through an agent. The agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase the notes received by it on an agency basis.

     Payment of the purchase price of the notes must be made in immediately available funds in U.S. dollars in New York on the date of settlement. See "Description of Notes--General."

     After they are issued, there will not be an established trading market for the notes. The notes will not be listed on any securities exchange. The agents may from time to time purchase and sell the notes in the secondary market, but the agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or that there will be liquidity in the secondary market if one develops. From time to time, the agents may make a market in the notes, but the agents are not obligated to do so and may discontinue any market-making activity at any time.

     In connection with an offering of the notes purchased by an agent as principal on a fixed offering price basis, the agent will be permitted to engage in transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the agent creates a short position in the notes, i.e., if it sells the notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, the agent may reduce that short position by purchasing the notes in the open market. In general, purchases of the notes for the purpose of stabilizing or to reducing a short position could cause the price of the notes to be higher than it might be in the absence of the purchases.

     Neither we nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of our notes. In addition, neither we nor any agent makes any representation that the agent will engage in any of the above described transactions or that any of the above described transactions, once commenced, will not be discontinued without notice.

     The agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect thereof. We have also agreed to reimburse the agents for other expenses.

     In the ordinary course of its business, the agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with us and several of our affiliates. Banc One Capital Markets, Inc. is an affiliate of Banc One, N.A. and Bank One, Texas N.A.; Banc of America Securities LLC is an affiliate of Bank of America, N.A.; and Chase Securities Inc. is an affiliate of several of our lenders. Each of these banking affiliates has several credit facilities in place with us or our affiliates and may receive their proportionate share of the proceeds from the sale of the notes should we use the proceeds to repay these particular credit facilities. If more than 10% of the net proceeds of any offering are used to repay affiliates of the agents participating in that offering, then that offering will be made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. In addition to its lending relationships with us, Chase Bank of Texas, National Association, an affiliate of Chase Securities Inc., is the trustee, paying agent and registrar under the indentures.

     From time to time, we may issue and sell other debt securities described in the accompanying prospectus, and the amount of notes being offered is subject to reduction as a result of those sales.

                                 LEGAL OPINIONS

     Raymond G. Smerge, Esq., our Executive Vice President, Chief Legal Officer and Secretary, will issue an opinion about the legality of the offered securities for us. Baker Botts L.L.P., Dallas, Texas, our special counsel, will also issue an opinion about the legality of the offered securities and will pass on, among other things, the enforceability of the indentures. Certain legal matters in connection with the sale of the notes offered hereby will be passed upon for the agents by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

PROSPECTUS


                                  [CENTEX LOGO]

                                  $750,000,000

                                 DEBT SECURITIES


                               CENTEX CORPORATION
                            2728 North Harwood Street
                               Dallas, Texas 75201
                                 (214) 981-5000

                      ------------------------------------


     We may offer unsecured general obligations of our company in the form of either senior or subordinated debt. Senior debt includes both our notes and debt, and our guarantees of debt incurred by our subsidiaries, all of which are for money borrowed and not subordinated to any of our other indebtedness. Subordinated debt is entitled to interest and principal payments after senior debt payments.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

                      ------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                      ------------------------------------



                The date of this prospectus is January 24, 2000.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add or update information contained in this prospectus. Together, this prospectus and the related prospectus supplement will set forth all of the material information regarding any particular offering. However, in order to get a complete picture of a particular offering, you should read both this prospectus and any prospectus supplement, together with additional information, such as the exhibits filed with this registration statement and described under the heading "Where You Can Find More Information."

                                     CENTEX

         Through its various subsidiaries, Centex Corporation is one of the nation's largest home builders and general building contractors and also provides retail mortgage lending services. We currently operate in five principal business segments:

         o        Home Building;
         o        Investment Real Estate;
         o        Financial Services;
         o        Construction Products; and
         o        Contracting and Construction Services.

HOME BUILDING

         The Home Building business has expanded to include both Conventional Homes and Manufactured Homes.

         The Conventional Homes operations currently involve the construction and sale of single-family homes, town homes and low-rise condominiums and also include the purchase and development of land.

         In March 1997, we entered the Manufactured Homes business when we acquired approximately 80% of the predecessor of Cavco Industries, LLC. Manufactured Homes operations include the manufacture of residential and park model homes and their sale through company-owned retail outlets and a network of independent dealers.

INVESTMENT REAL ESTATE

         Investment Real Estate operations involve the acquisition, development and sale of land, and the development of industrial, office, retail and other commercial projects and apartment complexes.

FINANCIAL SERVICES

         Through our Financial Services operations, we offer financing of conventional and manufactured homes, home equity and sub-prime lending and the sale of title and other insurance coverages. These activities include mortgage origination and other related services for homes sold by our subsidiaries and by others.

CONSTRUCTION PRODUCTS

         Through our Construction Products operations, we manufacture cement, gypsum wallboard and ready-mix concrete for distribution and sale. In April 1994, our construction products subsidiary, Centex Construction Products, Inc., completed an initial public offering of 51% of its common stock. Principally as a result of stock repurchases by Centex Construction Products, our ownership interest in Centex Construction Products has increased to 63.2% as of December 31, 1999.

CONTRACTING AND CONSTRUCTION SERVICES

         Contracting and Construction Services activities involve the construction of buildings for both private and government interests, including office, commercial and industrial buildings, hospitals, hotels, museums, libraries, airport facilities and educational facilities.

         Our principal executive office is located at 2728 N. Harwood Street, Dallas, Texas 75201, and our telephone number is (214) 981-5000.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference:

         o our Joint Annual Report on Form 10-K of Centex Corporation, 3333 Holding Corporation and Centex Development Company, L.P. for the year ended March 31, 1999;

         o our Joint Quarterly Reports on Form 10-Q of Centex Corporation, 3333 Holding Corporation and Centex Development Company, L.P. for the quarters ended June 30, 1999 and September 30, 1999; and

         o our Current Reports on Form 8-K dated August 9, 1999 and August 27, 1999.

         We also incorporate by reference any future filings made with the SEC (File No. 1-06776) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                  Corporate Secretary
                  Centex Corporation
                  2728 North Harwood Street
                  Dallas, Texas 75201
                  (214) 981-5000

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         Statements contained in this prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of our company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you purchase securities. These possible events or factors include the following:

          o    general economic conditions and interest rates;

          o    the cyclical and seasonal nature of our businesses;

          o    adverse weather;

          o    changes in property taxes and energy costs;

          o changes in federal income tax laws and federal mortgage financing programs;

          o    governmental regulation;

          o    changes in governmental and public policy;

          o changes in economic conditions specific to any one or more of our markets and businesses;

          o    competition;

          o    availability of raw materials; and

          o    unexpected operations difficulties.

          We refer you to the documents identified above under "Where You Can Find More Information" for a discussion of these factors and their effects on our business.

                                 USE OF PROCEEDS

          Except as otherwise provided in the related prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. Initially, we will use substantially all of the proceeds to repay short-term notes payable to banks and commercial paper borrowings and to refinance outstanding medium term notes that are maturing.

                       SUMMARY OF SELECTED FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA

          In the table below, we provide you with selected historical consolidated financial data of Centex Corporation. We prepared this information using the consolidated financial statements of Centex Corporation for each of the fiscal years in the five-year period ended March 31, 1999, as well as for the six-month periods ended September 30, 1999 and 1998. The financial statements for each of the fiscal years in the five-year period ended March 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants. The financial statements for the six-month periods ended September 30, 1999 and 1998 have not been audited. Balance sheet information presented in the table below is as of the end of the applicable period.

          When you read this selected historical consolidated financial data, you should also read the historical financial statements and accompanying notes that Centex Corporation has included in its joint annual report on Form 10-K for the year ended March 31, 1999 and its joint quarterly report on Form 10-Q for the six months ended September 30, 1999. You can obtain these reports by following the instructions we provide under "Where You Can Find More Information" on page 2.

                                              SIX MONTHS ENDED
                                                SEPTEMBER 30,
                                          --------------------------
                                              1999           1998
                                              ----           ----



Revenues (1) ...........................  $ 2,801,676    $ 2,353,688
Net earnings (2) .......................      123,931        104,724
Total assets ...........................    4,605,441      3,946,437
Total long-term debt, consolidated .....      564,581        209,097
Total debt, consolidated ...............    2,073,924      1,729,947
Total debt (with financial services
     reflected on the equity method) ...      934,571        475,019
Deferred income tax (asset) liability ..      (28,558)      (109,643)
Debt as a percentage of capitalization
     (3) Total debt, consolidated ......         57.8%          57.0%
     Total debt (with financial services
         reflected on the equity method)         38.2%          26.7%
Stockholders' equity ...................    1,309,531      1,082,589
Per common share(2)
     Earnings per share - Basic
         Before Construction Products
             IPO gain ..................  $      2.08    $      1.76
         Construction Products' IPO
             gain ......................           --             --
                                          -----------    -----------
                                          $      2.08    $      1.76
                                          ===========    ===========
     Earnings per share - Diluted
         Before Construction Products'
             IPO gain ..................  $      2.02    $      1.69
         Construction Products' IPO gain           --             --
                                          -----------    -----------
                                          $      2.02    $      1.69
                                          ===========    ===========
Cash Dividends .........................  $      0.08    $      0.08


                                                              FISCAL YEARS ENDED MARCH 31,
                                          ----------------------------------------------------------------------
                                               1999          1998           1997           1996           1995
                                               ----          ----           ----           ----           ----

                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenues (1) ...........................  $ 5,154,840    $ 3,975,450    $ 3,784,991    $ 3,102,987   $ 3,277,504
Net earnings (2) .......................      231,962        144,806        106,563         53,365        92,248
Total assets ...........................    4,334,746      3,416,219      2,678,829      2,336,966     2,049,698
Total long-term debt, consolidated .....      284,299        237,715        236,769        321,002       222,530
Total debt, consolidated ...............    1,910,899      1,390,588        864,287        983,269       798,790
Total debt (with financial services
     reflected on the equity method) ...      587,955        311,538        283,769        408,253       427,381
Deferred income tax (asset) liability ..      (49,107)      (147,607)      (197,413)        16,620        26,737
Debt as a percentage of capitalization
     (3) Total debt, consolidated ......         57.6%          53.1%          44.5%          57.1%         53.5%
     Total debt (with financial services
         reflected on the equity method)         29.5%          20.3%          20.9%          35.6%         38.1%
Stockholders' equity ...................    1,197,639        991,172        835,777        722,836       668,227
Per common share(2)
     Earnings per share - Basic
         Before Construction Products
             IPO gain ..................  $       3.9    $      2.45    $      1.86    $       0.9   $      0.93
         Construction Products' IPO
             gain ......................           --             --             --             --          0.63
                                          -----------    -----------    -----------    -----------   -----------
                                          $       3.9    $      2.45    $      1.86    $      0.94          1.56
                                          ===========    ===========    ===========    ===========   ===========
     Earnings per share - Diluted
         Before Construction Products'
             IPO gain ..................  $      3.75    $      2.36    $      1.80    $      0.91   $      0.90
         Construction Products' IPO gain           --             --             --             --          0.61
                                          -----------    -----------    -----------    -----------   -----------
                                          $      3.75    $      2.36    $      1.80    $      0.91   $      1.51
                                          ===========    ===========    ===========    ===========   ===========
Cash Dividends .........................  $      0.16    $     0.135    $      0.10    $      0.10   $      0.10

          (1) Primarily as a result of repurchases by Centex Construction Products of its own stock, Centex's ownership interest in Centex Construction Products increased to more than 50% as of June 30, 1996 (and was 62.6% as of September 30, 1999). Accordingly, beginning with the quarter ended June 30, 1996, Centex Construction Products' financial results have been consolidated with those of Centex and are reflected in Centex's revenues and earnings. If Centex Construction Products' revenues had been consolidated for the years ended March 31, 1996 and 1995, Centex's consolidated revenues for those years would have increased by $222,594 and $194,313, respectively.

          (2) Net earnings for the fiscal year ended March 31, 1995 include a nonrecurring gain of $37.5 million realized in connection with an initial public offering of 51% of Centex Construction Products' common stock.

          (3) Capitalization is composed of total debt, deferred income tax liability, negative goodwill, minority interest and stockholders' equity.

RATIO OF EARNINGS TO FIXED CHARGES


                                                   SIX MONTHS ENDED
                                                      SEPTEMBER 30,                            FISCAL YEARS ENDED MARCH 31,
                                                   -----------------                    -------------------------------------------
                                                   1999         1998       1999         1998        1997        1996         1995
                                                   ----         ----       ----         ----        ----        ----         ----
Total enterprise...............................    4.43         4.06      4.31x         4.16x       3.71x       1.82x        2.99x
Centex (excluding financial services
     and savings and loan operations)..........    7.22         7.30      7.42x         6.83x       5.22x       1.99x        4.16x

     These computations include Centex Corporation, and except as otherwise noted, our subsidiaries, and 50% or less owned companies. For these ratios, fixed charges include:

     o    interest on all debt and amortization of debt discount and expense;

     o    interest capitalized; and

     o    an interest factor attributable to rentals.

     Earnings include the following components:

     o income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investments;

     o    fixed charges as defined above, but excluding capitalized interest;
          and

     o    amortization of capitalized interest.

     The computations that exclude the financial services and savings and loan operations are included only to provide investors an alternative method of measuring the ability of our earnings to cover our fixed charges due to the following:

     o the financial services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries;

     o the financial services subsidiaries have structured their financing programs substantially on a stand-alone basis; and

     o we have very limited obligations with respect to the indebtedness of our financial services subsidiaries.

     To calculate the ratio of earnings to fixed charges excluding the financial services and savings and loan operations, the applicable interest expense was deducted from the fixed charges and the applicable earnings were deducted from the earnings amount.

                         DESCRIPTION OF DEBT SECURITIES

     Any debt securities that we offer will be our direct unsecured general obligations. These debt securities will be either senior debt securities or subordinated debt securities and will be issued under one or more separate indentures between us and Chase Bank of Texas, National Association, as trustee, which is the successor to Texas Commerce Bank, National Association. A debt security is considered "senior" or "subordinated" depending on how it ranks in relation to our other debts. Senior debt securities will generally rank equal to other senior debt securities or unsubordinated debt. Holders of our subordinated debt securities will only be entitled to payment after we pay our senior debts, including our senior debt securities.

     Any senior debt securities that we offer will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Unless specifically stated otherwise, all references below to an article or section refer to that article or section in both indentures.

     We have summarized the material provisions of the indentures in this section, but this is only a summary. The senior indenture and the subordinated indenture have been filed with the SEC and are incorporated by reference as
Exhibit 4.3 and Exhibit 4.5, respectively, to our registration statement that contains this prospectus. You should read the indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the applicable indentures so that you can easily locate these provisions. You should review the applicable indenture for additional information before you buy any debt securities. Capitalized terms used in the following summary have the meanings specified in the indentures unless otherwise defined below.

GENERAL INFORMATION ABOUT THE DEBT SECURITIES

     Because we are a holding company that conducts all of our operations through our subsidiaries, holders of our debt securities and certain security holders of our subsidiaries will generally have a junior position to claims of creditors, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. All of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of September 30, 1999, our subsidiaries had approximately $1.2 billion of outstanding debt. Moreover, our ability to pay principal and interest on our debt securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries. The indentures under which the debt securities are to be issued do not contain any limitation on our ability to incur additional debt or on our subsidiaries' ability to incur additional debt to us or to unaffiliated third parties. In addition, we borrow funds from and lend funds to our subsidiaries from time to time to manage our working capital needs. Our indebtedness to our subsidiaries will rank equally in right of payment to our senior debt securities and senior in right of payment to our subordinated debt securities.

     A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     o    the title, type and amount of the debt securities;

     o    the total principal amount and priority of the debt securities;

     o the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

     o the dates on which the principal of the debt securities will be payable;

     o the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

     o    any optional redemption periods;

     o any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     o any provisions granting special rights to holders when a specified event occurs;

     o    any changes to or additional events of default or covenants;

     o any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

     o    any other terms of the debt securities.

     None of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

     Debt securities of a series may be issued in registered, bearer, coupon or global form.

COVENANTS INCLUDED IN THE INDENTURES

     Under the indentures, we will:

     o pay the principal, interest and any premium on the debt securities when due;

     o    maintain a place of payment;

     o deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

     o deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

PAYMENT OF PRINCIPAL, INTEREST AND PREMIUM; TRANSFER OF SECURITIES

     Unless we designate otherwise, we will pay principal, interest and any premium on fully registered securities in Dallas, Texas. We will make payments by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. We will make debt securities payments in other forms at a place we designate and specify in a prospectus supplement. You may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without having to pay any service charge except for any tax or governmental charge. (Sections 2.04, 2.06 and 5.02.)

SPECIFIC CHARACTERISTICS OF OUR DEBT SECURITIES

  Senior Debt Securities

     Generally, our senior debt securities will rank equally with all of our other senior debt and unsubordinated debt. All series of senior debt securities issued under the senior indenture will rank equally in right of payment with each other and with our other senior debt. Any additional senior debt securities would rank equally in right of payment with the senior debt securities offered and sold under this prospectus. Further, the senior indenture does not prohibit us from issuing additional debt securities that may rank equally in right of payment to the senior debt securities.

     Any senior debt securities offered pursuant to the senior indenture will be senior in right of payment to our subordinated debt securities. The following table sets forth our senior and subordinated indebtedness as of September 30, 1999:


Senior debt:
           6.40% Senior Notes due October 25, 2002.....................     $    14,948,000
           Floating Rate Notes due April 28, 2000......................          49,933,000
           Floating Rate Notes due May 19, 2000........................           9,994,000
           Floating Rate Notes due August 25, 2000.....................         149,794,000
           Floating Rate Notes due June 30, 2000.......................          54,942,000
           Floating Rate Notes due July 27, 2000.......................          61,998,000
           Debt to subsidiaries........................................         204,700,000
           Other senior notes..........................................         369,990,000
                                                                            ---------------
                Total senior debt......................................     $   916,299,000
                                                                            ===============
Subordinated debt:
           8.75% Subordinated Notes due March 1, 2007..................     $    99,496,000
           7.375% Subordinated Notes due June 1, 2005..................          99,723,000
           Convertible Subordinated Note due 2010......................           2,100,000
                                                                            ---------------
                Total subordinated debt................................     $   201,319,000
                                                                            ===============
                       Total debt......................................     $ 1,117,618,000
                                                                            ===============

     In addition to the amounts listed above, as of September 30, 1999 one of our subsidiaries, CTX Mortgage, had $1.1 billion of outstanding senior indebtedness, substantially all of which was secured by residential mortgage loans receivable. Under two CTX Mortgage credit facilities, we had agreed that, if CTX Mortgage did not replace ineligible mortgages in the facility, we would purchase the ineligible mortgages up to a maximum of 10% of the maximum amount of the facility. Under each of the two facilities, our maximum purchase obligation was $30 million.

     In October and November 1999, Centex Home Mortgage, LLC, a special purpose Delaware limited liability company, issued and sold $500 million of senior debt securities and $72 million of subordinated membership certificates. Centex Home Mortgage will use the proceeds from these issuances to purchase mortgages on a revolving basis from CTX Mortgage. Centex Home Mortgage has the capacity to sell up to an additional $928 million of senior debt securities under the same indenture under which the $500 million of debt securities were issued. As Centex Home Mortgage purchases mortgages from CTX Mortgage, CTX Mortgage will, in turn, repay its outstanding senior indebtedness and fund new mortgage originations. On December 15, 1999, $530 million of the $1.63 billion available under CTX Mortgage's senior secured credit facilities expired by its terms. As a result, we no longer have the obligation to purchase ineligible mortgages under the CTX Mortgage credit facilities. Because we do not guarantee any of CTX Mortgage's indebtedness, it is neither senior nor subordinated debt to us.

     "Senior debt" is defined to include all notes or other unsecured evidences of indebtedness including guarantees of Centex for money borrowed by us, not expressed to be subordinate or junior in right of payment to any other indebtedness of Centex.

     Subordinated Debt Securities

     The subordinated debt securities that may be offered will have a junior position to all of our senior debt. Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt.

     Except in certain circumstances, the subordinated indenture prohibits us from making any payment of principal of or premium, if any, or interest on, or sinking fund requirements for, any subordinated debt securities:

     o in the event we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due; or

     o if there is any default relating to certain senior debt beyond the period of grace, unless and until the default on the senior debt is cured or waived. (Subordinated Indenture Section 3.02.)

     The subordinated indenture does not limit the amount of senior debt that we may incur. The subordinated indenture provides that all series of subordinated debt securities that may be offered are equal in priority to our subordinated debt securities and will rank equally in right of payment to our subordinated debt securities. (Subordinated Indenture Section 3.02.)

     Except in certain circumstances, upon any distribution of our assets in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy or other similar proceeding relative to us, our creditors or our property, the holders of all senior debt will first be entitled to receive payment in full of the principal and premium, if any, and interest due on the senior debt before the holders of any subordinated debt securities are entitled to receive any payment of the principal of and premium, if any, or interest on any subordinated debt securities. (Subordinated Indenture Section 3.02.) Because of this subordination, if we become insolvent, our creditors who are not holders of senior debt may recover less, ratably, than holders of senior debt.

GLOBAL CERTIFICATES

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depository identified in a prospectus supplement.

     The specific terms of the depository arrangements with respect to any debt securities of a series will be described in a prospectus supplement.

     Unless otherwise specified in a prospectus supplement, debt securities issued in the form of a global certificate to be deposited with a depository will be represented by a global certificate registered in the name of the depository or its nominee. Upon the issuance of a global certificate in registered form, the depository for the global certificate will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global certificate to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited shall be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global certificate will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global certificate will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository or its nominee for the global certificate. Ownership of beneficial interests in a global certificate by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global certificate.

     So long as the depository for a global certificate in registered form, or its nominee, is the registered owner of the global certificate, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities of the series represented by the global certificate for all purposes under the indentures. Generally, owners of beneficial interests in a global certificate will not be entitled to have debt securities of the series represented by the global certificate registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders of the global certificate under the applicable indenture.

     Payment of principal of, premium, if any, and any interest on debt securities of a series registered in the name of or held by a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner or the holder of a global certificate representing the debt securities. None of Centex, the trustee, any paying agent, or the applicable debt security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     We expect that the depository for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent global certificate, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global certificate as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a global certificate held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and the payments will be the responsibility of the participants. However, we have no control over the practices of the depository and/or the participants and there can be no assurance that these practices will not be changed.

     Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depository.

     Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by The Depository Trust Company and its participants.

EVENTS OF DEFAULT

     "Event of default" with respect to a series of securities issued under an indenture will mean that any of the following shall have occurred and be continuing:

     o failure to pay the principal or any premium on any debt security when due;

     o    failure to deposit any sinking fund payment when due;

     o failure to pay interest on any debt security when due, and the continuance of such failure to pay for 30 days;

     o failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

     o    certain events in bankruptcy, insolvency or reorganization of Centex;
          or

     o any other event of default included in any indenture or supplemental indenture. (Section 7.01.)

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the total principal amount of the debt securities of the series may declare the entire principal of that series due and payable immediately. (Section 7.01.) If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. (Section 7.01.) The trustee will not be charged with knowledge of any event of default other than our failure to make principal and interest payments unless actual written notice is received by the trustee. (Section 7.01.)

     The indentures limit the right to institute legal proceedings. No holder of any debt securities will have the right to bring a claim under an indenture unless

     o    the holder has given written notice of default to the trustee;

     o the holders of not less than 25% of the aggregate principal amount of debt securities of a particular series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as it may require;

     o the trustee has not commenced an action within 60 days of receipt of that notice and indemnification; and

     o no direction inconsistent with the request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the debt securities of the series then outstanding. Subject to applicable law and any applicable subordination provisions, the holders of debt securities may enforce payment of the principal of or premium, if any, or interest on their debt securities. No holder of debt securities of a particular series has the right to prejudice the rights or obtain priority or preference over the rights of any other holder of debt securities of that series. (Section 7.04.)

     The holders of a majority of the aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee. The trustee, however, may decline to follow that direction if, being advised by counsel, the trustee determines that the action is not lawful. In addition, the trustee may refuse to act if it in good faith determines that the action would unduly prejudice the holders of the debt securities not taking part in the action or would impose personal liability on the trustee. (Section 7.06.)

     Each indenture provides that, in case an event of default in respect of a particular series of debt securities has occurred, the trustee is to use the degree of care of a prudent man in the conduct of his own affairs. (Section 8.01.) Subject to those provisions, the trustee is under no obligation to exercise any of its rights or power under the indentures at the request of any of the holders of the debt securities of a particular series unless they have furnished to the trustee security or indemnity in reasonable amounts against the costs, expenses and liabilities which may be incurred by the trustee. (Section 8.02.)

     We will be required to furnish to the trustee an annual statement as to the fulfillment by Centex of all of our obligations under the relevant indenture. (Section 5.06.)

DEFEASANCE OF DEBT SECURITIES

     We will be discharged from our obligations on the debt securities of any series at any time we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of destroyed, lost, stolen or mutilated debt securities. (Section 13.01.)

     Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize a gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge you to consult your tax adviser as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

CONSOLIDATION, MERGER OR SALE OF CENTEX

     Each indenture generally permits us to consolidate or merge with another corporation. The indentures also permit us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities of each series outstanding and performance of the covenants in the indentures.

     However, we will only consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indenture. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board of Directors or any of our officers may be done by the board or officers of the successor corporation. (Article Twelve.)

MODIFICATION OF THE INDENTURES

     Under each indenture we may modify rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. We cannot, however, modify the principal or interest payment terms, or reduce the percentage required for modification, against any holder without its consent. We may also enter into supplemental indentures with the trustee, without obtaining the consent of the holders of any series of debt securities, to cure any ambiguity or to correct or supplement any provision of an indenture or any supplemental indenture which may be defective or inconsistent with any other provision, to pledge any property to or with the trustee or to make any other provisions with respect to matters or questions arising under the indentures, provided that such action does not adversely affect the interests of the holders of the debt securities. We may also enter into supplemental indentures without the consent of holders of any series of debt securities to set forth the terms of additional series of debt securities, to evidence the succession of another person to our obligations under the indenture or to add to our covenants. (Article Eleven.)

CERTIFICATES AND OPINIONS TO BE FURNISHED TO TRUSTEE

     Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every time we ask the trustee to take action under such indenture, we must provide a certificate of certain of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, all conditions precedent to such action have been complied with. (Section 15.07.)

REPORT TO HOLDERS OF DEBT SECURITIES

     We will provide audited financial statements annually to holders of debt securities. (Section 6.03.) The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as trustee, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities. (Section 6.04.)

THE TRUSTEE

     Chase Bank of Texas, National Association, whose Corporate Trust Office is located at 600 Travis Street, Suite 1150, Houston, Texas 77002, is the trustee under the subordinated indenture and the senior indenture. Chase Bank of Texas, National Association also serves as trustee with respect to our $100,000,000 8.75% subordinated notes due March 1, 2007 and our $100,000,000 7-3/8% subordinated notes due June 1, 2005, all previously issued under the subordinated indenture, as supplemented by a subordinated indenture supplement dated as of March 12, 1987 and a subordinated indenture supplement dated as of June 9, 1995, respectively. Chase Bank of Texas, National Association also serves as trustee with respect to our $15,000,000 6.40% senior notes due October 25, 2002, our $50,000,000 floating rate senior notes due April 28, 2000, our $10,000,000 floating rate senior notes due May 19, 2000, our $55,000,000 floating rate senior notes due June 30, 2000, our $62,000,000 floating rate senior notes due July 27, 2000, our $150,000,000 floating rate senior notes due August 25, 2000, our $30,500,000 floating rate senior notes due April 2, 2001, our $8,000,000 floating rate senior notes due July 13, 2001 and our $69,500,000 floating rate senior notes due July 13, 2001, all previously issued under the senior indenture, as supplemented by senior indenture supplements dated as of October 1, 1998 and August 1, 1999, respectively.

     Pursuant to the indentures and the Trust Indenture Act of 1939, any uncured event of default with respect to any series of debt securities will force the trustee to resign as trustee under the applicable indenture. If the trustee resigns, a successor trustee will be appointed in accordance with the terms and conditions of the applicable indenture.

     Centex and its affiliates maintain other banking relationships in the ordinary course of business with the trustee and its affiliates.

     The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of that series. (Section 8.10.)

     Each indenture contains limitations on the right of the trustee, in the event that the trustee becomes our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (Section 8.13.)

RATINGS OF OUR DEBT SECURITIES BY RATING AGENCIES

     Particular series of debt securities may be rated by one or more nationally recognized statistical rating agencies. The rating agency or agencies and rating or ratings to be assigned with respect to a series of debt securities will be specified in the prospectus supplement for the series of debt securities.

METHOD FOR CALLING MEETINGS OF THE HOLDERS OF DEBT SECURITIES

     Each indenture contains provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under "--Notices to Holders of Debt Securities" below. Generally speaking, except for any consent that must be given by all holders of a series as described under "--Modification of the Indentures" above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series and any related coupons, unless, as discussed in "--Modification of the Indentures" above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

GOVERNING LAW

     Each indenture and each series of debt securities will be governed by and construed in accordance with the laws of the State of Texas.

NOTICES TO HOLDERS OF DEBT SECURITIES

     Notices to holders of debt securities will be mailed to the addresses of the holders listed in the senior debt security register or the subordinated debt security register, as applicable.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

SALE OF DEBT SECURITIES BY AGENTS

     Offered securities may be sold through agents designated by us. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

SALE OF DEBT SECURITIES BY UNDERWRITERS

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES OF OUR DEBT SECURITIES

     Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved.


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

GENERAL INFORMATION ABOUT OUR PLAN OF DISTRIBUTION

     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. If we enter into any indemnification agreements of this nature, we will describe each of those agreements in the prospectus supplement.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL OPINIONS

     Raymond G. Smerge, Esq., our Executive Vice President, Chief Legal Officer and Secretary, will issue an opinion about the legality of the offered securities for us. We will describe in any prospectus supplement any additional opinions to be given as determined through negotiations between us and any underwriters. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                     EXPERTS

     The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


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